EXHIBIT 10.2

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (“Agreement”) is entered into as of the      day of             , 2005 (the “Effective Date”), by and between CONSUMERS NATIONAL BANK, a nationally chartered commercial bank located in Minerva, Ohio (the “Company”), and                              (the “Employee”).

WHEREAS, the Company and the Employee desire to enter into this Agreement on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, it is hereby agreed by and between the parties as follows:

1. TERM OF AGREEMENT. The “Term” of this Agreement shall commence on the Effective Date and shall continue until the earlier of (i) the termination of the Employee’s employment with the Company prior to the date of a Change in Control, or (ii)                         , 2010, upon which date this Agreement shall automatically terminate.

2. CHANGE IN CONTROL. For purposes of this Agreement, a “Change in Control” means the transfer of shares of the Company’s voting common stock during the Term such that one entity or one person acquires (or is deemed to acquire when applying Section 318 of the Code) more than 50 percent of the Company’s outstanding voting common stock.

3. TERMINATION. For purposes of this Agreement, the term “Termination” shall mean termination of the employment of the Employee, during the twelve (12) consecutive month period commencing upon a Change in Control, by the Company, for any reason other than death, Disability (as defined below), or Cause (as defined below). The date of the Employee’s Termination under this Section 3 shall be the date specified by the Company in a written notice to the Employee complying with the requirements of Section 7 below. For purposes of this Agreement, the Employee shall be considered to have a “Disability” during the period in which the Employee is unable, by reason of a medically determinable physical or mental impairment, to engage in the material and substantial duties of Employee’s regular employment with the Company, which condition is expected to be permanent. For purposes of this Agreement, the term “Cause” means, in the reasonable judgment of the President of the Company, (i) the willful and continued failure by the Employee to substantially perform the Employee’s duties with the Company after written notification by the Company, (ii) the willful engaging by the Employee in conduct which is demonstrably injurious to the Company, monetarily or otherwise, or (iii) the engaging by the Employee in egregious misconduct involving serious moral turpitude. For purposes of this Agreement, no act or failure to act on the Employee’s part shall be deemed “willful” unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that such action was in the best interest of the Company.

4. SEVERANCE PAYMENTS. In the event of a Termination described in Section 3 above, the Employee shall be entitled to receive (i) Company-paid COBRA premiums (relating to Employee’s group medical insurance continuation premiums under the Company’s group health plan) for a period of twelve (12) months after the date of Termination, and (ii) a lump sum payment in cash no later than                      (            ) business days after the date of Termination equal to the following applicable amount:

(a)	if Termination occurs between the Effective Date and , 2006, an amount equal to one hundred percent (100%) of the Employee’s annual base salary in effect immediately prior to the date of Termination; or

(b)	if Termination occurs between , 2006 and , 2007, an amount equal to eighty percent (80%) of the Employee’s annual base salary in effect immediately prior to the date of Termination; or

(c)	if Termination occurs between , 2007 and , 2008, an amount equal to sixty percent (60%) of the Employee’s annual base salary in effect immediately prior to the date of Termination; or

(d)	if Termination occurs between , 2008 and , 2009, an amount equal to forty percent (40%) of the Employee’s annual base salary in effect immediately prior to the date of Termination; or

(e)	if Termination occurs between , 2009 and , 2010, an amount equal to twenty percent (20%) of the Employee’s annual base salary in effect immediately prior to the date of termination.

5. WITHHOLDING. All payments to the Employee under this Agreement will be subject to all applicable withholding of municipal, state, and federal taxes.

6. MITIGATION AND SET-OFF. The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. The Company shall not be entitled to set off against the amounts payable to the Employee under this Agreement any amounts earned by the Employee in other employment after termination of the Employee’s employment with the Company, or any amounts which might have been earned by the Employee in other employment had the Employee sought such other employment.

7. NOTICES. Any notice of Termination of the Employee’s employment by the Company during the Term on or after a Change in Control shall be by written notice to the Employee. Any notices, requests, demand and other communications provided for by this Agreement shall be sufficient if in writing and if hand delivered or sent by registered or certified mail to the Employee at the last address the Employee has filed in writing with the Company or, in the case of the Company.

8. NON-ALIENATION. The Employee shall not have any right to pledge, hypothecate, anticipate or in any way create a lien upon any amounts provided under this Agreement; and no amounts payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law. Nothing in this Section 8 shall limit the Employee’s rights or powers to dispose of the Employee’s property by Last Will and Testament or limit any rights or powers which the Employee’s executor or administrator would otherwise have. This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees, legatees. If the Employee should die while any amount is still payable to the Employee hereunder had the Employee continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to the Employee’s devisee, legatee, or other designee, or if there is no such designee, to the Employee’s estate.

9. GOVERNING LAW. The provisions of this Agreement shall be construed in accordance with the laws of the State of Ohio, without application of conflict of laws provisions thereunder.

10. AMENDMENT. This Agreement may be amended or canceled by mutual agreement of the parties in writing without the consent of any other person and, so long as the Employee lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

11. SUCCESSORS TO THE COMPANY. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place.

12. EMPLOYMENT STATUS. Nothing herein contained shall be deemed to create an employment agreement between the Company and the Employee, providing for the employment of the Employee by the Company for any fixed period of time. The Employee’s employment with the Company is terminable at will by the Company or the Employee, and each shall have the right to terminate the Employee’s employment with the Company at any time, with or without Cause, subject to (i) the notice provisions of this Agreement, and (ii) the Company’s obligation, following a Change in Control, to provide severance payments as required by Section 4. Upon a termination of the Employee’s employment with the Company prior to the date of a Change in Control, there shall be no further rights under this Agreement.

13. SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

14. COUNTERPARTS. This Agreement may be executed in two or more counterparts, any one of which shall be deemed the original without reference to the others.

IN WITNESS WHEREOF, the Employee and the Company have executed this Agreement as of the day and year first above written, but on the dates indicated below each.

Employees Signature:

Employee’s Printed Name:

Employee’s Address:

Date:

CONSUMERS NATIONAL BANK

By:

Title:

Date: